Exhibit 99.1

Press Release

For immediate release

Company contacts: Jennifer Martin, Vice President Investor Relations, 303-312-8155 or Bob Howard, Chief Financial Officer, 303-312-8104

Bill Barrett Corporation Provides 2013 Capital Expenditure

Guidance of $475 to $525 Million

DENVER – January 4, 2013 – Bill Barrett Corporation (NYSE: BBG) announced today certain guidance metrics for its 2013 operating plan that demonstrate a significant reduction in capital expenditures compared with 2012 and drive continued growth in oil production. Key components of the 2013 plan are a capital expenditure range of $475 to $525 million and a production range of 83 to 87 billion cubic feet equivalent (“Bcfe”), which is expected to be nearly 30% oil. The plan is expected to generate approximately 55% growth in oil production in 2013 versus 2012 (adjusting for the impact of lower oil production from the Piceance Basin following the sale of a working interest in the property that closed in the fourth quarter of 2012.) The Company is committed to not increasing its total debt outstanding.

This operating plan includes drilling approximately 150 gross operated wells with four active rigs for the full-year in the Uinta Oil Program, two active rigs for the full-year in the DJ Program and at least five low-risk development wells in the Powder River Basin Deep Oil Project.

Chairman, Chief Executive Officer and President Fred Barrett comments, “The past two years, our capital plans have concentrated on building exposure to two core oil development programs that provide our portfolio a better commodity balance and improved flexibility to drive growth from the highest return commodities. We have two high quality oil programs and can now turn our focus to developing the excellent assets and inventory that we have established. Our 2013 plan reduces capital expenditures by more than $400 million from 2012 and will be focused on development drilling in the Uinta Oil Program and DJ Basin Oil Program.”

Mr. Barrett further commented in regards to the financial plan, “We are implementing a prudent capital expenditure program focused on realizing value from our core oil development assets, and we are dedicated to managing our debt levels. The Company intends to fund its reduced capital expenditure program through discretionary cash flow (see note below), the proceeds from our recently closed non-core asset sale that remain after paying off the credit facility, and further asset sales.”

The production range of 83 to 87 Bcfe discussed above is based on two stream reporting of wellhead volumes of natural gas and oil/condensate production consistent with past reporting practices. Effective January 1, 2013, the Company intends to report its production volumes on a three stream basis, which separately reports natural gas liquids (“NGLs”) extracted from the natural gas stream and sold as a separate product. Based on three stream reporting, the production range is estimated at 86 to 90 Bcfe. NGLs are expected to be 6% of total production volumes.

The Company is continuing to refine its operating plan for 2013. On a preliminary basis, the Company estimates that total lease operating expenses and general and administrative expenses for 2013 will be comparable to 2012.

The Company will provide additional information regarding its 2013 production and per unit lease operating expenses, gathering, transportation and processing costs and general and administrative expense estimates, as well as year-end 2012 reserves, when formal guidance is announced during the week of January 21, 2013.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding 2013 capital expenditures and production. These forward-looking statements are based on management’s judgment at the time of issuing this press release and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2011 filed with the SEC, and other filings including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, for a list of certain risk factors that may affect forward-looking statements.

NON-GAAP MEASURES – DISCRETIONARY CASH FLOW

Management believes that discretionary cash flow is a useful measure of the Company’s funds generated to support its capital expenditure program. This measure is widely used by professional research analysts and others in the oil and gas exploration and production industry. Historical discretionary cash flow generated by the Company is reconciled to net income each quarter in the Company’s quarterly press releases providing results from operations.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

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